Exhibit 10.1

CERTAIN INFORMATION OF THIS DOCUMENT HAS BEEN REDACTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***].”

AMENDMENT TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
This amendment to the Amended and Restated Limited Liability Company Agreement (this “Amendment”) is being entered into, effective as of August 8, 2025, by and among Rio Grande LNG Intermediate Holdings, LLC, a Delaware limited liability company (the “Company”), Rio Grande LNG Intermediate Super Holdings, LLC, a Delaware limited liability company (the “NextDecade Member”), Global LNG North America Corp., a Delaware corporation (the “TTE Member”), GIP V Velocity Aggregator, L.P., a Delaware limited partnership (the “FI Member”), GIP V Velocity Acquisition Partners, L.P., a Delaware limited partnership (“GIP Acquisition Partners”), GIM Participation Velocity, L.P., a Delaware limited partnership (together with GIP Acquisition Partners, the “GIP FI Member Owner”), Devonshire Investment Pte. Ltd., a Singapore exempt private company (the “GIC FI Member Owner”), and MIC TI Holding Company 2 RSC Limited, an ADGM Restricted Scope Company (the “MIC FI Member Owner” and, together with the Company, the NextDecade Member, the TTE Member, the FI Member, the GIP FI Member Owner and the GIC FI Member Owner, the “Parties”).
WHEREAS, the Parties entered into that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of July 12, 2023, by and among the NextDecade Member, the TTE Member, the FI Member and the other parties thereto for the limited purposes set forth therein, as the same was amended by that certain Consent and Waiver Letter re: ADNOC Investment, dated May 20, 2024 (as amended, restated or otherwise modified in accordance with the terms therein, the “LLC Agreement”);
WHEREAS, pursuant to Section 16.2 of the LLC Agreement, the amendments of the LLC Agreement contemplated herein must be written and signed by (A) each Substantial Member, (B) each Class B Member holding a Class B Percentage equal to or greater than 12.5% (other than FI Member to the extent it is directly or indirectly owned by two or more FI Member Owners) and (C) to the extent it is directly or indirectly owned by two or more FI Member Owners, FI Member at the direction of each FI Member Owner holding an indirect Class B Percentage equal to or greater than 12.5% to be effective (such signatories, the “Requisite Signatories”); and
WHEREAS, the Parties hereto desire to amend the LLC Agreement as described below.
NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:
1.    Amendments.
(i)    Capitalized terms used but not defined herein have the meanings given to them in the LLC Agreement.
(ii)    The definition of “Debt Financier” in Section 1.1 of the LLC Agreement is hereby amended and restated in its entirety as follows:

“Debt Financier” means any bank, savings bank, savings and loan association, asset-based lender, insurance company, private debt fund, surety or any other Person (and including agents of, or trustees for, any of the foregoing) which, in the ordinary course of its business, makes loans to, or purchases promissory notes from, business entities or otherwise extends credit to business entities.
(iii)    The definition of “Exempt Transaction” in Section 1.1 of the LLC Agreement is hereby amended and restated in its entirety as follows:
“Exempt Transaction” means (a) any Exempt Fund Transaction; (b) the granting or pledging by any Member, FI Member Owner, Velocity Feeder, Velocity Blocker, Feeder, Feeder Blocker or any parent entity (including the Ultimate Parent) of such Member, FI Member Owner, or any of their respective Affiliates, to a Debt Financier of a security interest, mortgage, lien, pledge, charge, right to acquire (prior to the acquisition thereof), or other encumbrance on, (i) the Units, Membership Interests, Member Loans or any other direct or indirect equity interests, or the rights or obligations associated therewith, of such Member, FI Member Owner, Velocity Feeder, Velocity Blocker, Feeder or Feeder Blocker or any of their respective Affiliates or (ii) any equity interests, or the rights or obligations associated therewith, of such Member’s, FI Member Owner’s or Affiliate’s Ultimate Parent (whether directly or indirectly), including in each case to Debt Financiers through customary “back-leveraging”; provided that, solely prior to the Cash Contribution End Date, this clause (b) shall exclude the granting by any Member of a security interest, mortgage, lien, pledge, charge or other encumbrance on the Units, Membership Interests, Member Loans or any other direct equity interests in the Company, or the rights or obligations associated therewith, of such Member; (c) the direct or indirect sale, assignment, conveyance, transfer or any other alienation of, including any pledge or grant of any security interest in publicly traded securities of a parent entity (including the Ultimate Parent) of any Member or FI Member Owner; (d) bona fide transfers of the publicly traded shares of any Person (including any Member or FI Member Owner) listed on the New York Stock Exchange, NASDAQ, London Stock Exchange or comparable United States or foreign securities exchange or quoted on an over-the-counter market, including any such transactions involving an initial, “follow on” or secondary public offering to the extent that no single Person obtains more than 50.0% of such shares; or (e) for a period of 18 months following the date of this Agreement, the direct or indirect Transfer of Membership Interests in the Company by the FI Member, Velocity Blocker, Velocity Feeder, Feeder Blocker, Feeder, any FI Member Owner or any of their respective Affiliates to any FI Member Owner or its Affiliates in connection with the restructuring transactions to be effected pursuant to (i) the syndication of indirect Membership Interests in the Company by GIP (including, for the avoidance of doubt, any Transfer of equity interests in the FI Member, Velocity Blocker, Velocity Feeder, Feeder Blocker or Feeder in connection therewith) or (ii) the restructuring of the indirect Membership Interests in the Company to be held through any Affiliate of GIP; provided, that the foregoing clause (e) shall not result in (A) a transaction that but for this clause (e) would constitute a Governance ROFO Transaction or an Opt-Out ROFO Transaction that would otherwise be subject to Section 12.3 to be permitted without compliance with such section, (B) any change in Devonshire and any of its Affiliates’ aggregate indirect ownership of Membership Interests in the Company (as measured in accordance with Section 4.5(b)) or ability to cause such Membership Interests to be voted (through its indirect equity interests in the FI Member) to change or (C) any change in MIC and any of its Affiliates’ aggregate indirect ownership of Membership Interests in the Company (as measured in accordance with Section 4.5(b)) or ability to cause such Membership Interests to be voted (through its indirect equity interests in the FI Member) to change. Notwithstanding anything to the contrary in clause (b) of this definition, until the share purchase transactions contemplated by, and the receipt of certain approvals of NextDecade Parent’s stockholders, contemplated in, that certain Common Stock Purchase Agreement, dated as of June 13, 2023, by and between NextDecade Parent and the TTE Member have been consummated, the direct pledge of Units by NextDecade Member to TTE Member in connection with TTE Member providing Equity Credit Support on behalf of NextDecade Member shall constitute an Exempt Transaction.
(iv)    [***]
(v)    [***]
(vi)    [***]
(vii)    The definition of “Strategic Class B Managers” in Section 1.1 of the LLC Agreement is hereby amended and restated in its entirety as follows:
    “Strategic Class B Managers” means, collectively, (a) any Class B Manager appointed by a Strategic Member and (b) any Class B Manager appointed by the FI Member at the direction of a Strategic Owner.
(viii)    [***]
(ix)    The definition of “Ultimate Parent” in Section 1.1 of the LLC Agreement is hereby amended and restated in its entirety as follows:
“Ultimate Parent” means (a) with respect to GIP, BlackRock, Inc., (b) with respect to Devonshire, GIC Private Limited, (c) with respect to MIC, Mubadala Investment Company PJSC, (d) with respect to the TTE Member, TotalEnergies SE, (e) with respect to the NextDecade Member, NextDecade Parent, and (f) with respect to FI Member on and after the date FI Member ceases to be directly or indirectly owned by two or more FI Member Owners or with respect to any other Member, the Ultimate Controlling Party of such Member.
(x)    The definition of “T3 DFCD” in Section 1.1 of the LLC Agreement is hereby amended and restated in its entirety as follows:
    “T3 DFCD” means the “Date of First Commercial Delivery” for the Third Train Facility (as defined in the Definitions Agreement), as determined in accordance with the Customer Agreements.

(xi)    Section 1.1 of the LLC Agreement is hereby amended to add the following definitions in alphabetical order:
    “Available Loans” has the meaning set forth in Section 3.9.
    “Construction Loans” means the indebtedness of RGLNG for borrowed money under the Financing Documents (excluding working capital loans).
    “D:E Ratio” means, as of any date and giving pro forma effect to the drawings under the Construction Loans and the making of Equity Contributions on or in respect of such date, the ratio of (i) outstanding principal amounts of the Construction Loans to (ii) the Aggregate Funded Equity.
    “Equity Funding Adjustment Date” has the meaning set forth in the Equity Contribution Agreement.
    “Offtake Conflict” means, with respect to any Strategic Owner, any discussion or approval that relates to the pricing and contracting of Excess Volumes that will be made available or marketed by the Company or its subsidiaries, regardless of whether such Strategic Owner or its Affiliates is considering acquiring such Excess Volumes, or the potential execution of any LNG offtake contract with such Strategic Owner or its Affiliates.
    “Strategic Owner” means a direct or indirect equityholder of the FI Member who (or whose Affiliates) purchases LNG from the Rio Grande Facility or contracts for liquefaction services at the Rio Grande Facility (excluding, for the elimination of doubt, any such Affiliate that is a Liquefaction Owner receiving such liquefaction services under the RG Facility Agreements).
    “Unavailable Loans” has the meaning set forth in Section 3.9.
(xii)    Section 3.3(c) of the LLC Agreement is hereby amended and restated in its entirety as follows:
(c)    Pre-Completion Revenues that have been deemed to be reinvested by the Members as Equity Contributions pursuant to Section 3.3(b) shall reduce, automatically and with no further action by any Person, the P1 Remaining Committed Amount of each Committed Member on the first date that such Pre-Completion Revenues could have been distributed by RGLNG to Holdings pursuant to the terms of the Financing Documents as if the Committed Members had made Equity Contributions on such date in accordance with Section 3.2. Upon any such reduction, the FI P1 Remaining Committed Amount of each FI Member Owner shall also be reduced, automatically and with no further action by any Person, by an amount equal to the product of (i) the aggregate amount by which the P1 Remaining Committed Amount of the FI Member was reduced in accordance with the preceding sentence and (ii) such FI Member Owner’s FI Ownership Percentage.
(xiii)    Section 3.9 of the LLC Agreement is hereby amended and restated in its entirety as follows:

Section 3.9    Calls for Equity Contributions. For the elimination of doubt, P1 JVCo Contribution Requests made in respect of the Committed Members’ respective P1 Committed Amounts shall be made commensurately and concurrently with Equity Contribution Requests (as defined in the Equity Contribution Agreement), which shall in each case be in an amount determined by the Board (subject to Section 3.2), and delivered to Holdings in accordance with the terms of the Equity Contribution Agreement; provided, that, unless otherwise agreed as a Supermajority Matter, (x) to the extent that the Construction Loans are available to be drawn pursuant to and in accordance with the terms of the Financing Documents (as determined by the Board) (“Available Loans”) and unless the Board has determined that it is not in the Company’s best interest to draw on such Available Loans (Available Loans subject to such a determination, the “Unavailable Loans”), no Equity Contribution Requests shall be made prior to the time that the D:E Ratio first equals 75:25, (y) from and after the time that the D:E Ratio first equals 75:25 until the Equity Funding Adjustment Date and for so long as the Construction Loans constitute Available Loans and do not constitute Unavailable Loans, Equity Contribution Requests will request equity contributions in an amount that is no greater than the amount necessary to satisfy the pro rata funding requirements under the Financing Documents, taking into account any Construction Loan borrowing being made substantially concurrently with such equity contributions, and (z) at all times after the Equity Funding Adjustment Date or on any JVCo Contribution Date that the Construction Loans are not Available Loans, Equity Contribution Requests will request equity contributions in the amount that is required to enable RGLNG to pay any P1 Project Costs which are then due and payable or are reasonably anticipated to become due and payable prior to the next projected Equity Contribution Date. All other requests for Equity Contributions shall, if authorized to be made pursuant to the express terms of this Agreement, be made upon the request of the Board in accordance with this Agreement (including at the direction of a Member in accordance with Section 10.4(d)), and no Member shall otherwise have the right to make P1 JVCo Contribution Requests hereunder. No Member shall have any right to make Equity Contributions to the Company other than as expressly provided in this Agreement.
(xiv)    Section 3.11(b) of the LLC Agreement is hereby amended and restated in its entirety as follows:
(b)    With respect to the FI Member, each FI Member Owner (i) has provided or caused to be provided pursuant to the FI Member Subscription Agreement, Equity Credit Support with an initial stated amount equal to the amount set forth opposite such FI Member Owner’s name under the heading “FI Equity Credit Support” on Annex B and (ii) shall at all times after the date hereof until the Cash Contribution End Date maintain or cause to be maintained Equity Credit Support in an amount equal to its FI P1 Remaining Committed Amount, it being acknowledged and agreed that one FI Member Owner may provide additional Equity Credit Support on behalf of another FI Member Owner, but any failure to provide such additional Equity Credit Support shall be a breach of such other FI Member Owner and the FI Member, not the FI Member Owner providing such additional Equity Credit Support.

(xv)    Section 3.11(e) of the LLC Agreement is hereby amended and restated in its entirety as follows:
(e)    If any Payment Defaulting Holder repays a Defaulting Holder Loan in accordance with Section 13.3, the applicable Curing Holder (or Curing Guarantor on its behalf) shall promptly deliver to Holdings Equity Credit Support in the amount necessary to satisfy its. obligations pursuant to Section 3.11(a) or Section 3.11(b), as applicable, taking into account such repayment and, upon receipt of such additional Equity Credit Support from the applicable Curing Holder (or Curing Guarantor on its behalf), the Company shall (i) cause Holdings to deliver such additional Equity Credit Support to the P1 Collateral Agent and (ii) deliver an ECS Reduction Certificate and a revised ECS Allocation Schedule that reflects the additional Equity Credit Support of the Curing Holder (or Curing Guarantor on its behalf) and a reduction of the Equity Credit Support provided by or on behalf of such Defaulting Holder in the amount of such repayment to the extent that such Equity Credit Support exceeds its P1 Remaining Committed Amount or FI P1 Remaining Committed Amount, as applicable.
(xvi)    Section 3.11 of the LLC Agreement is hereby amended by inserting a new paragraph (f) immediately following paragraph (e), which paragraph (f) shall read as follows:
(f)    The Company shall promptly, and in any event within two Business Days following the request of any Member or FI Member Owner, deliver new Equity Credit Support provided by or on behalf of such Member or FI Member Owner to the P1 Collateral Agent in exchange for return of any existing Equity Credit Support provided by or on behalf of such Member or FI Member Owner. Notwithstanding anything to the contrary herein and unless otherwise directed by the applicable FI Member or FI Member Owner, if any FI Member or FI Member Owner has delivered multiple Equity Credit Support instruments to the Company, the Company shall make any requests for drawing on such Equity Credit Support instruments on a pro rata basis.
(xvii)    Section 3.11(h) of the LLC Agreement is hereby amended and restated in its entirety as follows:
(h)    The Company shall cause Holdings to deliver an updated ECS Allocation Schedule pursuant to Section 2.2(f) of the Equity Contribution Agreement promptly, and in any case within two Business Days, of: (i) the date any Equity Credit Support provided by or on behalf of any Member is drawn to pay the obligations of any other Member; (ii) the date of any conversion to equity of any Covering Equity Loan that was funded with the proceeds of a drawing of any Equity Credit Support; (iii) the date of any Transfer of Equity Credit Support in connection with the replacement of any Membership Interests in the Company or commitments to the Company in accordance with Section 13.3(a)(iii) or otherwise and (iv) the aggregate amount of the Equity Credit Support exceeding the P1 Remaining Committed Amount, and in such case such updated ECS Allocation Schedule shall provide for reduction of each Equity Credit Support instrument that exceeds the applicable Member’s P1 Remaining Committed Amount or applicable FI Member Owner’s FI P1 Remaining Committed Amount, in accordance with the instructions of the applicable FI Member or FI

Member Owner; provided that such instructions may not request a reduction, taking into account Equity Credit Support instruments delivered by the applicable FI Member or FI Member Owner, to an amount that is less than the applicable Member’s P1 Remaining Committed Amount or applicable FI Member Owner’s FI P1 Remaining Committed Amount. The Company shall ensure that Holdings shall not request an update to the ECS Allocation Schedule pursuant to Section 2.2(f) of the Equity Contribution Agreement except as expressly set forth in this Section 3.11.
(xviii)    As a result of the insertion of new paragraph (f) contemplated in Section 1(xvi) of this Amendment, (A) Section 3.11 of the LLC Agreement is hereby amended by re-numbering the following paragraphs therein: (1) paragraph (f) shall become paragraph (g); (2) paragraph (g) shall become paragraph (h); and (3) paragraph (h) (as amended hereby) shall become paragraph (i); and (B) all internal cross-references to such paragraphs in the LLC Agreement shall be updated accordingly.
(xix)    [***]
(xx)    Section 7.1(k) of the LLC Agreement is hereby amended and restated in its entirety as follows:
(k)    Each Class B Member that does not have the right to appoint a Manager but holds a Class B Percentage of more than 3.5% will have the right to appoint an observer of the Board (a “Board Observer”); provided that, for so long as the FI Member is directly or indirectly owned by two or more FI Member Owners, the FI Member shall, at the direction of the FI Member Owners (including through the Velocity Blocker or Feeder Blocker, as applicable), be entitled to appoint a Board Observer in respect of each FI Member Owner that indirectly holds a Class B Percentage of more than 3.5% (subject to Schedule 2), and that would not be entitled to appoint a Manager if such FI Member Owner directly held its indirectly held Class B Units. Each Board Observer shall have the right to receive notice of and attend all meetings of the Board (or any committees thereof), participate fully in such meetings (but shall not have a vote on matters before the Board or any committees thereof), and to receive copies of all information and written materials, in each case, at the same time and in the same manner as provided to Managers.
(xxi)    Section 8.1(c) of the LLC Agreement is hereby amended and restated in its entirety as follows:
    (c)    Notwithstanding any other provision of this Agreement (including Sections 7.2 and 7.10(d)), if (i) the Strategic Member or any of its Affiliates is a buyer or part of a tender process in connection with the sale of LNG produced by the Rio Grande Facility or (ii) there is an Offtake Conflict in respect of any Strategic Owner or any of its Affiliates, then the negotiation, execution, amendment, waiver, or termination by RGLNG of contracts in respect of such sale shall be reserved for the approval of a majority of the Class A Managers and Non-Strategic Class B Managers having the right to vote more than 50% of the Class B Units (other than the Class B Units held by the Strategic Member) to the extent such Class A Managers and Class B Managers are otherwise entitled to vote pursuant to the terms of this Agreement, including Article IX and may be taken by the Company without the affirmative vote of the Strategic Class B Managers.
(xxii)    Section 13.5(c) of the LLC Agreement is hereby amended and restated in its entirety as follows:
(c)    Any Covering Equity Loan may be repaid or prepaid at any time (together with accrued interest and, if such Covering Equity Loan was the result of a drawing under Equity Credit Support issued by or on behalf of a Curing Holder, the reasonable and documented third-party costs associated with such Curing Holder’s reinstatement of any such Equity Credit Support upon receipt of any such prepayment) within the 60-day period after the extension of such Covering Equity Loan or the conversion of the relevant Bridging Equity Loan into such Covering Equity Loan (or the later resolution of any dispute instituted in accordance with Section 13.6(a)). Following such 60th day, a Curing Holder of such Covering Equity Loan, by written notice to the Company and each of the Members but without any further action by the Company, the Payment Defaulting Holder or any other Person, may exchange (but for the elimination of doubt shall not be required at any time to exchange) all or any portion of the principal amount thereof (together with accrued interest and, if such Covering Equity Loan was the result of a drawing under Equity Credit Support issued by or on behalf of a Curing Holder, the reasonable and documented third-party costs associated with such Curing Holder’s reinstatement of any such Equity Credit Support upon receipt of any such prepayment) for the Capital Units (or the applicable pro rata portion thereof) issued directly or indirectly to the Payment Defaulting Holder in consideration of the Equity Contribution deemed made directly or indirectly by the Payment Defaulting Holder in accordance with Section 13.3(b) and Section 13.6(c), such exchange to be effected on the basis of each $1.00 of principal (or of accrued interest or, if such Covering Equity Loan was the result of a drawing under Equity Credit Support issued by or on behalf of a Curing Holder, of the reasonable and documented third-party costs associated with such Curing Holder’s reinstatement of any such Equity Credit Support upon receipt of any such prepayment) being exchanged for a number of Capital Units (of the relevant subclass as determined in accordance with Section 13.6(c) and, with respect to FI Member Owner, through FI Member, Velocity Blocker, Velocity Feeder, Feeder Blocker and Feeder, as applicable) equal to (i) $1.00 divided by (ii) the amount paid or deemed paid under this Agreement for each such Capital Unit by the Payment Defaulting Holder. Upon such conversion, (a) the applicable Curing Holder shall be deemed to have made an Equity Contribution retroactively in the amount of such Covering Equity Loan on the date such Covering Equity Loan was made or deemed to be made, (b) the applicable Curing Holder’s P1 Remaining Committed Amount or FI P1 Remaining Committed Amount shall be increased by the principal amount of the Covering Equity Loan so-converted and (c) such Curing Holder shall deliver to the P1 Collateral Agent updated or supplemental Equity Credit Support that causes the aggregate undrawn amount thereof to equal its P1 Remaining Committed Amount as so-increased.

(xxiii)    Section 15.4(d) of the LLC Agreement is hereby amended and restated in its entirety as follows:
(d)     Notwithstanding anything to the contrary in this Agreement, (i) none of the Members, FI Member Owners or any of their respective direct or indirect equityholders or such Person’s Affiliates, shall be required to provide to any other Person (including a Company Party or another Member or FI Member Owner), other than a Governmental Authority, any documents or non-public information relating to it or its respective Affiliates to the extent the provision of such documents or non-public information would breach any applicable legal or binding confidentiality contractual obligation of such Person or its Affiliates (if a waiver of such restriction cannot be reasonably be obtained); provided, that (subject to clause (ii) below) with respect to any requirement, request or condition from a Governmental Authority to disclose any non-public information with respect to such Person or its Affiliates in connection with a Filing Transaction or otherwise pursuant to Section 15.4(a), such Person shall provide such information unless prohibited by Government Rule and (ii) none of Devonshire, MIC or any of their respective Affiliates shall be required to disclose financial information or provide to any Governmental Authority or any other Person any information that exceeds the scope of information that Devonshire, MIC or such Affiliate has previously provided to such Governmental Authority or other Person in connection with obtaining regulatory approval for a transaction similar in nature to any relevant transaction contemplated by this Agreement, if any, or any non-public information.
(xxiv)    Section 16.2(a) of the LLC Agreement is hereby amended and restated in its entirety as follows:
(a)     Any amendment of this Agreement must be written and signed by (i) each Substantial Member, (ii) each Class B Member holding a Class B Percentage equal to or greater than 12.5% (other than FI Member to the extent it is directly or indirectly owned by two or more FI Member Owners) and (iii) to the extent it is directly or indirectly owned by two or more FI Member Owners, FI Member at the direction of each FI Member Owner holding an indirect Class B Percentage equal to or greater than 12.5% to be effective; provided, that any such amendment that would disproportionally impact any Class B Member or FI Member Owner (as compared to any other Member or FI Member Owner) directly or indirectly holding a Class B Percentage of less than 12.5% shall require the prior written consent of such Class B Member or FI Member Owner; provided, further, prior written consent of each Class B Member or FI Member Owner directly or indirectly holding a Class B Percentage of 7.0% or more shall be required for any amendment or modification of this Agreement that:
(i)     imposes additional or more burdensome restrictions or limitations on direct or indirect Transfers of Units (or expand the definition of “Transfer” to include transactions not included in such definition as of the date hereof);
(ii)    requires the Transfer of any Units directly or indirectly owned by such Class B Member or FI Member Owner;

(iii)    limits or restricts, or imposes additional requirements on, the ability of such Class B Member or FI Member Owner to exercise preemptive rights in accordance with Section 3.8;
(iv)    results in such any of the matters set forth in subclause (i) through (v) of clause (i) of Annex G taking effect; or
(v)     eliminates or modifies in a manner to be less protective of any voting rights, information rights or director designation, committee designation, observer designation or similar approval rights, including reducing the approval thresholds required for or eliminating any of the Qualified Majority Matters, Supermajority Matters or Unanimous Matters.
Notwithstanding the foregoing, (A) neither (1) the addition of new parties to this Agreement or the proportionate adjustment of rights that would result from adding new parties, or increasing the number or type of securities which existing or new parties may directly or indirectly own and which are subject to this Agreement, nor (2) any amendment reasonably required in furtherance of the exercise by a Member or FI Member Owner of any express right hereunder, shall be deemed to be an amendment or modification that has an adverse effect or is disproportionately adverse, (B) in determining whether an amendment or modification has an adverse effect or is disproportionately adverse, only the interests of the Members as direct holders of Units (or interests of the FI Member Owners as indirect holders of Units) shall be considered, and (C) differences resulting from Members directly holding different amounts or classes of Units (or FI Member Owners indirectly holding different amounts or classes of Units) will not be deemed disproportionately adverse for any purposes under this Agreement.
(xxv)    [***]
(xxvi)    Annex F (Supermajority Matters) of the LLC Agreement is hereby amended by inserting a new paragraph (s) immediately following (r), which paragraph (s) shall read as follows:
(s)     making any Equity Contribution to the extent designated a Supermajority Matter in Section 3.9; and
(xxvii)    As a result of the insertion of new paragraph s. contemplated in Section 1(xxvi) of this Amendment, Annex F of the LLC Agreement is hereby amended by re-numbering the following paragraphs such that prior paragraph (s) shall become paragraph (t).
2.    Effect of Amendment. Except as expressly provided in this Amendment, all of the terms and provisions of the LLC Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Company, the Members and the FI Member Owners. On and after the date hereof, each reference in the LLC Agreement to “this Agreement,” “the Agreement,” “hereof,” “herein” and “hereunder” and words of similar import, and each reference to the LLC Agreement in any other agreements or instruments executed and delivered pursuant to, or in connection with, the LLC Agreement, shall be deemed to be a reference to the LLC Agreement as amended by this Amendment.

3.    Governing Law. This Amendment, and all claims or causes of action (whether in contract, tort or statute) that may be based on, arise out of or relate to this Amendment, or the negotiation, execution or performance of this Amendment, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule that would cause the application of the laws of any jurisdiction other than Delaware.
4.    Counterparts; Electronic Signature. This Amendment may be signed by facsimile or by emailing a pdf file and may be signed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement, to the fullest extent permitted by law. The parties to this Agreement irrevocably and unreservedly agree that this Amendment may be executed by way of electronic signatures and that such Amendment, or any part thereof, shall not be challenged or denied any legal effect, validity or enforceability solely on the ground that it is in the form of an electronic record.
[Signature Pages Follow]

    IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

RIO GRANDE LNG INTERMEDIATE HOLDINGS, LLC By: /s/ Vera de Gyarfas______________ Name: Vera de Gyarfas Title: General Counsel and Secretary	GIP V VELOCITY ACQUISITION PARTNERS, L.P. By: GIP Velocity GP, LLC, its general partner By: /s/ Gregg Myers______________ Name: Gregg Myers Title: Chief Financial Officer

RIO GRANDE LNG INTERMEDIATE SUPER HOLDINGS, LLC By: /s/ Vera de Gyarfas______________ Name: Vera de Gyarfas Title: General Counsel and Secretary	GIM PARTICIPATION VELOCITY, L.P. By: GIP Velocity GP, LLC, its general partner By: /s/ Gregg Myers______________ Name: Gregg Myers Title: Chief Financial Officer

GIP V VELOCITY AGGREGATOR, L.P. By: GIP Velocity GP, LLC, its general partner By: /s/ Gregg Myers______________ Name: Gregg Myers Title: Chief Financial Officer	DEVONSHIRE INVESTMENT PTE. LTD. By: /s/ Diego Canales______________ Name: Diego Canales Title: Authorized Signatory

GLOBAL LNG NORTH AMERICA CORP. By: /s/ Dekaram Hormozastarabady______________ Name: Dekaram Hormozastarabady Title: Managing Director GLNG North America	MIC TI HOLDING COMPANY 2 RSC LIMITED By: /s/ Saed Arar______________ Name: Saed Arar Title: Authorized Signatory By: /s/ Kevin Taylaur ______________ Name: Kevin Taylaur Title: Authorized Signatory

Signature Page to LLC Agreement Amendment